                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                SCHEDULE 13D/A


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 23)



                        MAGELLAN PETROLEUM CORPORATION
                               (Name of Issuer)



                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)


                                  0005590911
                                (CUSIP Number)


                               Michael B. Scobie
                                 Boral Limited
                                   Level 39
                               50 Bridge Street
                           Sydney NSW 2000 Australia
                              011 (612) 220-6300
                (Name, Address, and Telephone Numbers of Person
               Authorized to Receive Notices and Communications)



                               November 21, 1995
            (Date of Event which Requires Filing of this Statement)



   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

   Check the following box if a fee is being paid with this statement:  [   ]

   ---------------------
   CUSIP NO. 0005590911
   ---------------------
   ------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Boral Limited
         ACN 000 051 696
   ------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [  ]
                                                         (b)  [  ]
   ------------------------------------------------------------
    3    SEC USE ONLY

   ------------------------------------------------------------
    4    SOURCE OF FUNDS
         OO
   ------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               [  ]
   ------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         New South Wales, Commonwealth of Australia
   ------------------------------------------------------------
                     7     SOLE VOTING POWER
     NUMBER OF             0
       SHARES  ----------------------------------------
   BENEFICIALLY      8     SHARED VOTING POWER
     OWNED BY              1,715,643
       EACH          ----------------------------------------
    REPORTING        9     SOLE DISPOSITIVE POWER
      PERSON               0
       WITH          ----------------------------------------
                     10    SHARED DISPOSITIVE POWER
                           1,715,643
   ------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           1,715,643
   ------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                               [  ]
   ------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           7.0%
   ------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         CO
   ------------------------------------------------------------

   ---------------------
   CUSIP NO. 0005590911
   ---------------------
   ------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SAGASCO Holdings Limited

   ------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [  ]
                                                         (b)  [  ]
   ------------------------------------------------------------
    3    SEC USE ONLY

   ------------------------------------------------------------
    4    SOURCE OF FUNDS
         OO
   ------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               [  ]
   ------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         South Australia, Commonwealth of Australia
   ------------------------------------------------------------
                     7     SOLE VOTING POWER
     NUMBER OF             0
       SHARES  ----------------------------------------
   BENEFICIALLY      8     SHARED VOTING POWER
     OWNED BY              1,715,643
       EACH          ----------------------------------------
    REPORTING        9     SOLE DISPOSITIVE POWER
      PERSON               0
       WITH          ----------------------------------------
                     10    SHARED DISPOSITIVE POWER
                           1,715,643
   ------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           1,715,643
   ------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                               [  ]
   ------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           7.0%
   ------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         CO
   ------------------------------------------------------------

   ---------------------
   CUSIP NO. 0005590911
   ---------------------
   ------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SAGASCO NT Pty Ltd

   ------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [  ]
                                                         (b)  [  ]
   ------------------------------------------------------------
    3    SEC USE ONLY

   ------------------------------------------------------------
    4    SOURCE OF FUNDS
         OO
   ------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               [  ]
   ------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         South Australia, Commonwealth of Australia
   ------------------------------------------------------------
                     7     SOLE VOTING POWER
     NUMBER OF             0
       SHARES  ----------------------------------------
   BENEFICIALLY      8     SHARED VOTING POWER
     OWNED BY              1,715,643
       EACH          ----------------------------------------
    REPORTING        9     SOLE DISPOSITIVE POWER
      PERSON               0
       WITH          ----------------------------------------
                     10    SHARED DISPOSITIVE POWER
                           1,715,643
   ------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           1,715,643
   ------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                               [  ]
   ------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           7.0%
   ------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         CO
   ------------------------------------------------------------

   ---------------------
   CUSIP NO. 0005590911
   ---------------------
   ------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SAGASCO Amadeus Pty Ltd

   ------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [  ]
                                                         (b)  [  ]
   ------------------------------------------------------------
    3    SEC USE ONLY

   ------------------------------------------------------------
    4    SOURCE OF FUNDS
         OO
   ------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               [  ]
   ------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         South Australia, Commonwealth of Australia
   ------------------------------------------------------------
                     7     SOLE VOTING POWER
     NUMBER OF             0
       SHARES  ----------------------------------------
   BENEFICIALLY      8     SHARED VOTING POWER
     OWNED BY              1,715,643
       EACH          ----------------------------------------
    REPORTING        9     SOLE DISPOSITIVE POWER
      PERSON               0
       WITH          ----------------------------------------
                     10    SHARED DISPOSITIVE POWER
                           1,715,643
   ------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           1,715,643
   ------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                               [  ]
   ------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           7.0%
   ------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         CO
   ------------------------------------------------------------

               This Amendment No. 23 (this "Amendment") is filed to supplement and amend the information set forth in the Schedule 13D, dated September 11, 1992 (the "Original Schedule 13D"), as amended by Amendment No. 1, dated September 15, 1992, Amendment No. 2, dated January 29, 1993, Amendment No. 3, dated May 12, 1993, Amendment No. 4, dated June 10, 1993, Amendment No. 5, dated June 16, 1993, Amendment No. 6, dated June 22, 1993, Amendment No. 7, dated July 1, 1993, Amendment No. 8, dated July 12, 1993, Amendment No. 9, dated July 21, 1993, Amendment No. 10, dated July 23, 1993, Amendment No. 11, dated August 27, 1993, Amendment No. 12, dated September 1, 1993, Amendment No. 13, dated September 2, 1993, Amendment No. 14, dated September 29, 1993, Amendment No. 15, dated October 13, 1993, Amendment No. 16, dated October 14, 1993 and Amendment No. 17, dated October 28, 1993, filed by SAGASCO Holdings Limited ("SAGASCO"), SAGASCO NT Pty. Ltd. ("SAGASCO NT") and SAGASCO Amadeus Pty. Ltd. ("Amadeus") and Amendment No. 18, dated November 23, 1993, Amendment No. 19, dated December 3, 1993, Amendment No. 20, dated October 25, 1995, Amendment No. 21, dated November 1, 1995, and Amendment No. 22, dated November 13, 1995, filed by Boral Limited ("Boral"), SAGASCO, SAGASCO NT and Amadeus (the Original Schedule 13D as so amended being hereinafter referred to as the "Schedule 13D") with respect to shares of Common Stock, par value $.01 per share ("Shares"), of Magellan Petroleum Corporation, a Delaware corporation (the "Company").

   Item 5.     Interest in Securities of the Subject Company.

               Item 5 of the Schedule 13D is hereby amended and supplemented as follows:

               Based on information contained in the most recent publicly available filings of the Company with the Securities and Exchange Commission, each of Boral, SAGASCO, SAGASCO NT and Amadeus may be deemed to beneficially own the number of Shares listed in response to
   Item 11 of the cover page filed herewith relating to such person. In addition, the number of Shares which may be deemed beneficially owned by each such person with respect to which such person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power, are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith relating to such person.

               Set forth on Schedule A is a description of all transactions in Shares effected by Amadeus since November 10, 1995. All of such transactions were open market sales of Shares.

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge

   and belief, I certify that the information set forth in this statement is true, complete and correct.



   Dated:  November 22, 1995
                                    BORAL LIMITED


                                    By:  /s/ Michael B. Scobie
                                        Name:  Michael B. Scobie
                                        Title:  Company Secretary


                                    SAGASCO HOLDINGS LIMITED


                                    By:  /s/ Edward J. Cook
                                        Name:  Edward J. Cook
                                        Title:  Director


                                    SAGASCO NT PTY LTD


                                    By:  /s/ Edward J. Cook
                                        Name:  Edward J. Cook
                                        Title:  Director


                                    SAGASCO AMADEUS PTY LTD


                                    By:  /s/ Edward J. Cook
                                        Name:  Edward J. Cook
                                        Title:  Director

                                                                 SCHEDULE A




     Date of Transaction                          Number of Shares                     Price per Share (US$)

     13 November 1995                                     23,600                               2.6600

     14 November 1995                                     37,335                               2.5085

     15 November 1995                                     41,803                               2.4030

     16 November 1995                                     36,704                               2.3831

     17 November 1995                                     37,300                               2.4113

     20 November 1995                                     41,804                               2.4716
                                                           5,000                               2.5112

     21 November 1995                                     56,350                               2.6037

     TOTAL                                               279,896
